EXHIBIT 16.1

RBSM LLP
NEW YORK, NY

November 12, 2013

Securities and Exchange Commission
100 F Street, N.W.
Washington, DC 20549-7561

Dear Sir/Madam:

We have read Item 4.01 of China Logistics group, Inc.’s  (the “Company”) Form 8-K dated November 12, 2013, and are in agreement with the statements relating only to RBSM LLP . We have no basis to agree or disagree with other statements of the Company contained therein

Very truly yours,

/s/  RBSM LLP